Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan of our report dated May 8, 2007 (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (1) the financial statement presentation on a predecessor basis and (2) the allocations from Travelport Limited and Cendant Corporation) relating to the combined consolidated balance sheet of Orbitz Worldwide (the “Group”) consisting of the online travel businesses of Travelport Limited (the “Successor”) as of December 31, 2006 and the related combined consolidated statements of operations, invested equity and cash flows for the period from August 23, 2006 through December 31, 2006 and the combined consolidated balance sheets of the Group reflecting its ownership by Cendant Corporation prior to the acquisition by affiliates of The Blackstone Group of New York and Technology Crossover Ventures of Palo Alto, California on August 23, 2006 (the “Predecessor”) as of December 31, 2005, and the combined consolidated statements of operations, invested equity and cash flows for the period from January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004 appearing in the Prospectus, filed pursuant to Rule 424(b) of the Securities Act on July 20, 2007.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 17, 2007